SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported) April 6, 2000

                              VALLEY NATIONAL BANCORP

               (Exact name of registrant as specified in its charter)

                                    New Jersey

                 (State of other jurisdiction of incorporation)

                                0-11179 22-2477875
            (Commission File Number) (IRS Employer Identification No.)

                                  1455 Valley Road
                              Wayne, New Jersey 07470

                 (Address of principal executive offices)

                                (973) 305-8800

             (Registrant's telephone number, including area code)


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Item 5.           Other Events

On April 6, 2000 the Company issued a press release announcing the declaration of the Company's 5% stock dividend on the Company's common stock outstanding. The stock dividend is payable May 16, 2000 to shareholders of record May 5, 2000. Additionally, the Company announced the declaration of an increase in the Company's regular annual dividend rate from $0.99 per share on an after split basis to $1.04 per share of common stock. A copy of the press release is attached to this Form 8-K as an Exhibit.

Item 7.           Exhibits

Exhibit 99.1      Press Release - Stock Dividend


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                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  VALLEY NATIONAL BANCORP


Dated:   April 7, 2000            By:    /s/ Alan D. Eskow
                                      Alan D. Eskow
                                      Corporate Secretary

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                            INDEX TO EXHIBITS


Exhibit No.                Description

99.1     Press Release - Stock Dividend

                   VALLEY NATIONAL BANCORP BOARD OF DIRECTORS DECLARES

                 A 5 PERCENT STOCK DIVIDEND AND INCREASES CASH DIVIDEND




WAYNE, NJ, April 6, 2000-- Valley National Bancorp (NYSE:VLY) today reported that the Board of Directors approved a 5 percent stock dividend payable
May 16, 2000, to the shareholders of record on May 5, 2000.

Mr. Gerald H. Lipkin, Chairman, President and Chief Executive Officer of Valley National Bancorp said "In conjunction with the stock dividend, Valley is also increasing its regular annual dividend rate from $0.99 per share on an after split basis to $1.04 per share. This represents an increase of 5.0 percent after adjusting for the effect of the stock dividend and increased cash dividend." The next quarterly cash dividend is due to be paid on July 3, 2000.

Valley's annual dividend rate has increased on a restated basis 1,200 percent from $0.08 per share in 1978. Mr. Lipkin noted that "We have never reduced the regular cash dividend in the 72 year history of the bank. In fact, during the last three decades, Valley's dividend has increased 30 times."

Valley National Bancorp is a regional bank holding company headquartered in Wayne, NJ. Its principal subsidiary, Valley National Bank, has $6.4 billion in assets and operates 117 branch offices in 10 counties serving 76 communities throughout New Jersey.